EXHIBIT 10.45

INSURANCE BONUS AGREEMENT

This Agreement (“Agreement”) made this 23rd day of December, 2003 by and between Erie Indemnity Company, a Pennsylvania business corporation (the “Employer”), and John J. Brinling, Jr. (the “Executive”).

WHEREAS, The Company and the Executive had previously entered into a Split Dollar Insurance Agreement, a copy of which is attached to this Agreement; and

WHEREAS, under the terms of the Split Dollar Insurance Agreement, the parties may mutually agree to terminate such contract; and

WHEREAS, the Employer and the Executive believe it is in their mutual interests to terminate the Split Dollar Agreement because of specific but separate provisions of the Sarbanes-Oxley Act of 2002 with respect to the prohibition of loans to officers or directors of a public company, and U. S. Department of Treasury regulations (published September 17, 2003) with respect to the taxation of split dollar arrangements; and

WHEREAS, based on consideration of the Sarbanes-Oxley Act and Department of Treasury regulations, it was the recommendation of the Executive Compensation and Development Committee of Erie Indemnity Company’s Board of Directors to terminate the Split Dollar Agreement and replace it with this Insurance Bonus Agreement, which recommendation was accepted and approved by the Board of Directors of Erie Indemnity Company at its meeting of December 9, 2003; and

NOW, THEREFORE, intending to be legally bound hereby, the Employer and the Executive agree as follows:

1.	The Split Dollar Agreement as attached to this policy is hereby mutually agreed to be terminated effective upon the execution of this Agreement. The life insurance policy issued with respect to the Split Dollar Agreement shall remain in full force and effect, and the Executive shall remain the owner of such policy. Any premium loans due and owing to the Employer by the Executive shall be paid in full from the accumulated cash value in the policy as soon as practicable after the execution of this Agreement by the parties.

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2.	The Employer agrees to pay all premiums on life insurance Policy No. 12-342-669 insuring Executive’s life issued by the Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin necessary to pay up the policy such that no further premium would be required under current dividend assumptions which contemplate that the policy would be paid up nineteen (19) years after its issuance date; provided, that in the event the Employee remains continuously employed with the Employer for at least nineteen (19) years from the date of the policy issuance, dividends at that point in time should be sufficient to pay all future premiums; and no further premium payments would be required by the Employer. In the event that dividends are not sufficient to pay future premium at the end of the nineteen (19) year period, then the Employer shall continue making such premium payments as are necessary to continue the policy in force so long as Employee remains employed with Employer. No contributions toward the payment of premiums by the Executive are required.

3.	The Executive will execute an endorsement on the policy restricting the Executive’s right to (a) surrender the policy for its cash value, (b) obtain a policy loan from the insurance company, (c) assign the policy as collateral, (d) change the ownership of the policy by endorsement or assignment, except for a change in ownership to a trust or similar entity for estate tax planning purposes for the benefit of Executive, his heirs or assigns, or (e) change insured. Such endorsement shall remain in effect for the benefit of the Employer so long as the Executive remains continuously employed with Employer for nineteen (19) years from the date of policy issuance at which time the Company shall execute a release of such endorsement. If employment is terminated, the Executive shall have all rights under the policy without restriction and the Company shall execute a release of such endorsement.

4.	The Employer shall not be entitled to receive any benefits under the policy.

5.	The Executive shall recognize the premium paid hereunder as additional compensation for federal income tax purposes.

6.	The Employer shall, in addition to the premium payment, annually increase the Executive’s normal compensation by an amount determined by the following formula: P/1-X where P equals premium paid by the Employer on the policy pursuant to this Agreement and X equals the Executive’s marginal Federal income tax bracket for such year plus the tax rate for any of the following that may be applicable:

i. Pennsylvania income tax;

ii. Employee portion of Pennsylvania unemployment tax;

iii. Local income tax;

iv. Employee portion of FICA OASDI; and

v. Employee portion of FICA Medicare.

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7.	This Agreement is being delivered and is intended to be performed in Pennsylvania and shall be construed and enforced in accordance with the laws of Pennsylvania.

8.	This Agreement is the entire understanding among the parties and may be altered, amended or revoked only by subsequent written instrument executed by all parties.

WITNESS WHEREOF the parties have executed this Agreement this 23rd day of December, 2003.

	By:	/s/ Jeffrey A. Ludrof

(Corporate Seal)		Jeffrey A. Ludrof, President and CEO

	Attest:	/s/ Jan R. Van Gorder

Jan R. Van Gorder, Secretary

/s/ John J. Brinling, Jr.

John J. Brinling, Jr.

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